Exhibit 99.1

MELA Sciences Announces 2013 Fourth Quarter and

Year-End Financial Results

Irvington, NY, March 17, 2014 — MELA Sciences, Inc. (NASDAQ: MELA), (the “Company”), developer of MelaFind®, an FDA approved optical diagnostic device that assists dermatologists in the diagnosis of melanoma, today announced financial results for the fourth quarter and year ended December 31, 2013.

Conference Call

The Company will host a conference call at 4:30pm ET to review results. Please dial 877-303-9205 (domestic) or 760-536-5226 (international). A live webcast will be available at: www.melasciences.com. If you are unable to participate during the live call and webcast, a replay will be archived and available for approximately 90 days after call.

Fourth Quarter and Full Year 2013 Financial Results

Net Revenues for the three months ended December 31, 2013 were $140,000 compared to $122,000 for the same period last year, an increase of 14.75%. Cost of revenue for the fourth quarter was $914,000 down 5.87% from $971,000 in the prior year. Total operating expenses for the fourth quarter were $3.6 million down 30.58% from last year, which was due to management’s cost reduction and cash conservation policy put in place mid-year.

The Company’s net loss for the three months ended December 31, 2013 was $4.6 million, or $0.09 per diluted share, compared to a net loss of $6.1 million, or $0.19 per diluted share, for the same period in 2012.

Net Revenues for the twelve months ended December 31, 2013 were $536,000 compared to $278,000 reported for the same period in 2012, an increase of 92.81%. Cost of revenue for the full year was $4.3 million compared to $2.0 million for 2012 and primarily relates to increased depreciation expense for units placed during the year. Total operating expenses for 2013 were $20.3 million down 3.02% from last year and included an impairment charge taken in the third quarter of approximately $1 million related to our MelaFind® systems placed in the field.

The net loss for 2013 was $25.9 million or $0.60 per share compared to $22.7 million or $0.74 per share in 2012. The net loss for 2013 includes the $1 million non-cash impairment charge mentioned above, a write-off of unamortized loan costs of approximately $1 million relating to the pay-off of long term debt, increased interest expense of $0.6 million also attributed to the long term debt and a non-cash charge of $0.3 million primarily related to warrants issued in the October 2013 financing that must be accounted for as a liability.

Fourth Quarter and Full Year 2013 Highlights

On October 31, 2013 the Company closed on a $6 million registered direct offering, which resulted in net proceeds to the Company of approximately $5.5 million. As part of the offering the Company sold just over 4.2 million shares of common stock and prefunded warrants to purchase up to 4.3 million shares of common stock. The Company also issued additional warrants to purchase up to 6.9 million shares of common stock, which could result in proceeds of $5.8 million, if exercised.

In November, Rose Crane was appointed President and CEO of the Company bringing over 30 years of healthcare industry experience in fields such as pharmaceuticals, medical devices and healthcare services. As President and CEO of Epocrates, a healthcare technology firm, she directed the efforts to take the company public.

In October, Dr. Darrell Rigel, Clinical Professor of Dermatology at New York University, Langone Medical Center was appointed Chief Medical Advisor to the Board. Dr. Rigel also serves as a Regional Chair of the Massachusetts Institute of Technology Education Council.

In the fourth quarter, MELA Sciences participated in various clinical conferences and meetings including the following:

•	MelaFind® was showcased at the American Society of Dermatologic Surgery Annual Meeting, the meeting was held over four days and provided attendees the opportunity to stay current on innovative devices, news and technology;

•	presented four Poster Presentations at the 32nd Annual Fall Clinical Dermatology Conference in Las Vegas and held its first Clinical Advisory meeting, which announced the launch of a new user study, called the MelaFind® Experience Trial (MET–1);

•	participated in the Washington D.C. Dermatological Society’s Fall Clinical Conference, a hands-on symposium involving live patient case studies and pathology analysis; and

•	in conjunction with the Mount Sinai Winter Dermatology Symposium, hosted its second Clinical Advisory Meeting chaired by Dr. Gary Goldenberg, Medical Director of Mount Sinai’s Dermatology Faculty Practice.

“Having joined MELA Sciences just before the end of the year, I can only say thank you to everyone from management to staff for their diligence and hard work throughout 2013. The market proved to be a difficult one and ultimately the Company realized that a refocused strategy was in order. So I am happy to say we have initiated a new business plan and a new business model that will serve not only MELA but dermatologists and most importantly the patients at high risk for melanoma,” said Rose Crane, President and CEO of MELA Sciences.

The new business plan refocuses the Company’s go-to-market strategy on medical dermatologists who treat high-risk patients and on Key Opinion Leaders at leading hospitals and teaching institutions in the United States as they lead the charge on melanoma.

The new business model allows dermatologists to purchase the MelaFind® device rather than rent it. This is typically how business is conducted for medical devices.

The Company is also working diligently on securing insurance reimbursement codes for both doctors and insurance companies.

Since the end of 2013, the Company has also taken important steps in raising awareness of, the Company and its product MelaFind®, and strengthening its balance sheet. Senior management presented at a small-cap investor conference in New York and was well received. MelaFind® has been introduced to several major institutions in the United States gaining placement in four of the leading melanoma centers.

In February, the Company completed a private placement offering with two major healthcare institutional investors and its directors for net proceeds of approximately $11.54 million prior to approximately $2.5 million in penalties that have applied and up to an additional $1.4 million in penalties that may apply. As part of the offering the Company sold shares of its non-redeemable preferred stock, which is convertible into approximately 14.6 million shares of its common stock and warrants to purchase up to 13.3 million shares of common stock which, if exercised, could result in proceeds to the Company of up to $9.8 million. In addition, the Company sold approximately 200,000 shares of its common stock to its directors.

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Twitter:	@MELASciencesIR or @MelaFind
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StockTwits:	@MELASciencesIR

About MELA Sciences, Inc. www.melasciences.com

MELA Sciences is a medical device company developing dermatology diagnostics utilizing state-of-the-art optical imaging. The flagship product is MelaFind®, an FDA, PMA and CE Mark approved, non-invasive diagnostic tool to assist dermatologists in melanoma evaluation and diagnosis. MelaFind® uses a variety of visible to near-infrared light waves to analyze atypical pigmented skin lesions 2.5mm below the skin surface. It provides images and data on the relative disorganization of a lesion’s structure that provides substantial additional perspective to assist melanoma diagnosis. MELA is also exploring new potential uses for its core imaging technology and algorithms.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and may contain words such as “seeks,” “look forward,” and “there seems” that suggest future events or trends. These statements are based on our current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from our expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. MELA Sciences assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Media	Investors

Diana Garcia Redruello	Toni Trigiani, David Collins
MELA Sciences, Inc.	Catalyst Global
212-518-4226	212-924-9800
dgarcia@melasciences.com	mela@catalyst-ir.com

MELA SCIENCES, INC.

BALANCE SHEETS

As of December 31, 2013 and 2012

(in thousands, except for share and per share data)

	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$3,783	$7,862
Accounts receivable, net	57	180
Inventory, net	5,631	676
Prepaid expenses and other current assets	880	965

Total Current Assets	10,351	9,683
Property and equipment, net	3,691	7,350
Patents and trademarks, net	42	47
Deferred financing costs	—	106
Other assets	48	84

Total Assets	$14,132	$17,270

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,479	$1,850
Accrued expenses	844	956
Deferred placement revenue	244	172
Warrant liability	3,017	—
Other current liabilities	68	41

Total Current Liabilities	5,652	3,019

Long Term Liabilities:
Deferred placement revenue	64	132
Deferred rent	120	144

Total Long Term Liabilities	184	276

Total Liabilities	5,836	3,295

COMMITMENTS AND CONTINGENCIES

Stockholders’ Equity
Preferred stock - $.10 par value; authorized 10,000,000 shares: issued and outstanding: none
Common stock - $.001 par value; authorized 95,000,000 shares: Issued and outstanding 47,501,596 and 32,204,720 shares at December 31, 2013 and 2012, respectively.	48	32
Additional paid-in capital	176,396	156,143
Accumulated deficit	(168,148)	(142,200)

Stockholders’ Equity	8,296	13,975

Total Liabilities and Stockholders’ Equity	$14,132	$17,270

MELA SCIENCES, INC.

STATEMENTS OF OPERATIONS

(in thousands, except for share and per share data)

	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Net revenues	140	122	536	278
Cost of revenue	914	971	4,341	2,042

Gross profit	(774)	(849)	(3,805)	(1,764)

Operating expenses:
Research and development	540	1,285	3,782	6,792
Selling, general and administrative	3,096	3,953	15,536	14,169
Impairment of long-lived assets	—	—	1,011	—

Total operating expenses	3,636	5,238	20,329	20,961

Operating loss	(4,410)	(6,087)	(24,134)	(22,725)

Other income (expenses):
Interest income	1	4	8	32
Interest expense	(1)	—	(564)	—
Change in fair value of warrant liability	(206)	—	(296)	—
Loss on early extinguishment of debt	—	—	(983)	—
Other income, net	6	5	21	20

	(200)	9	(1,814)	52

Net loss	$(4,610)	$(6,078)	$(25,948)	$(22,673)

Basic and diluted net loss per common share	$(0.09)	$(0.19)	$(0.60)	$(0.74)

Basic and diluted weighted average number of common shares outstanding	46,058,796	31,727,391	42,894,500	30,762,610